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                                   Exhibit 5.1

                                 April 27, 1999


Board of Directors
MemberWorks Incorporated
9 West Broad Street
Stamford, CT 06902

         Re:  Shares of Common Stock of MemberWorks, Inc. To Be Resold Pursuant
              to Registration Statement on Form S-3 (No. 333-[      ])

Gentlemen:

I have acted as general counsel to Memberworks, Inc. (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement (the "Registration Statement") on Form S-3 (No. 333-[ ]) relating to the offering for resale of up to 41,666 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), by certain persons named in the Registration Statement. You have requested my opinion as to certain matters with respect to the Common Stock.

I have examined such corporate records of the Company, including its Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized by the Board of Directors and is validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                            Sincerely yours,

                                            /s/ George W. M. Thomas

                                            George W. M. Thomas
                                            General Counsel




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